Exhibit 10.18
REVOLVING NOTE

$3,000,000	Denver, Colorado March 30, 2007
FOR VALUE RECEIVED, and at the times hereinafter specified, the undersigned (“Maker”) hereby promises to pay to the order of GDBA INVESTMENTS, LLLP, a Colorado limited liability limited partnership (hereinafter referred to, together with each subsequent holder hereof, as “Holder”), at 1440 Blake Street, Suite 310, Denver, Colorado 80202, or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of THREE MILLION AND NO/100THS DOLLARS ($3,000,000.00), or so much thereof as shall have been advanced to or for the benefit of Maker, together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.
The term of this Note shall commence as of the date hereof and, if not sooner paid, the entire unpaid principal indebtedness, all accrued and unpaid interest, and all other sums payable in connection with this note shall be due and payable on December 31, 2007 (the “Maturity Date”). In no event shall the maturity date of this note be later than June 30, 2008.
During the period commencing on the date hereof and continuing until this note is paid in full, (a) interest on the principal balance of this note shall accrue at the greatest of (i) the ninety day average for U.S. Treasury Notes with a 10-year maturity as determined on the last Business Day of each calendar quarter, using the constant maturity calculation, plus 650 basis points, (ii) eleven percent (11%), or (iii) the highest effective interest rate accruing on any outstanding Indebtedness for Borrowed Money of the Company at any time during the applicable calendar quarter; and (b) interest payments shall be made every 90 days, beginning 90 days from the date hereof. Interest shall be computed on the basis of a 360-day year, calculated for the actual number of days elapsed.
Whenever any payment to be made hereunder is due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. “Business Day” shall mean a day on which Holder’s offices are open for business in Denver, Colorado.
Maker may prepay this Note in whole or in part.
All payments hereunder shall, at Holder’s option, be applied first to the payment of accrued interest at the rate specified below, if any, second, to accrued interest first specified above, and the balance applied in reduction of the principal amount. If any payment is not paid when due hereunder, then the entire outstanding balance hereunder, including the interest component of the delinquent payment, shall bear interest from the date such payment was due until such payment is paid at a rate equal to 24.00% per annum (the “Default Rate”). In addition, upon the maturity date hereof, by acceleration or otherwise, the entire balance of principal, interest, and other sums due shall bear interest from such maturity date until paid at the Default Rate.
The payment of principal and interest on this Note is hereby subordinated to the Senior Debt, which is defined as all indebtedness, obligations and other liabilities of the Company outstanding as of the date hereof or incurred at any time hereafter to (i) Vectra Bank Colorado, national association and (ii) United Western Bank (“UWB”), as the same may be amended, modified, restated or extended from time to time, any other indebtness in replacement or subordination to Vectra Bank or United Western Bank as may be approved by Holder in writing from time to time, and and those certain promissory notes executed by Maker and referenced in in that certain Securities Purchase Agreement dated as of September 28, 2006 (the “Purchase Agreement”) by and among ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation (the “Company”), BOCO INVESTMENTS, LLC, a Colorado limited liability company (“BOCO”), GDBA INVESTMENTS LLLP, a Colorado limited liability limited partnership, and JOSEPH C. ZIMLICH, and delivered to BOCO and Holder on September 28, 2006 (the “September 2006 Notes”). Holder will not ask, demand, sue for, take or receive from the Company, by setoff or in any other manner, the whole or any part of any amount payable with respect to this Note (whether such amounts represent principal or interest, or obligations which are due or not due, direct or indirect, absolute or contingent), including, without limitation, the taking of any negotiable instruments evidencing such debt, nor any security for any of the Note, unless and until all Senior Debt, whether now existing or hereafter arising, and the September 2006 Notes have been fully and indefeasibly paid in full in cash and satisfied and all financing arrangements between the Company and all holders of the Senior Debt and the September 2006 Notes have been terminated; provided, however, that Holder may receive from the Company scheduled payments of principal and interest with respect to this Note on an unaccelerated basis (including early prepayments pursuant to Section 1(f)) so long as no Senior Default nor any default under September 2006 Notes has occurred and is continuing or would result therefrom. If a Senior Default ( defined as any condition or event that (with or without notice, lapse of time, or both) would permit Holders of Senior Debt to accelerate the maturity of such Senior Debt if that condition or event were not cured or removed within any applicable grace or cure period set forth therein).or a default under the September 2006 Notes has occurred and is continuing or would result from any scheduled payment of principal or interest by the Company with respect to this Note, then, until the Senior Default and/or the default under the September 2006 Notes which has occurred or which would result from such payment has been cured, no payment of principal or interest shall be deemed due or otherwise payable under this Note.

Any default in payment of any sum required hereunder or performance of any other covenant or agreement herein contained shall constitute an “Event of Default” hereunder and under each document securing this Note, and any Event of Default under any of such documents securing this Note shall constitute an Event of Default hereunder. Any default in payment or other terms of any other indebtedness owed by Maker to the Holder or a third party shall constitute an Event of Default hereunder, and any default hereunder shall constitute a default under any other indebtedness to the Holder. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand.
Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) waive any defenses that might be available to a surety or accommodation maker, (c) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (d) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (e) consent to the release of any other party liable hereunder, without diminishing or in any way affecting their liability hereunder, and (f) agree to pay all costs and expenses, including attorneys’ fees and expenses, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.
The provisions of this Note and of all agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder’s option, be paid over to Maker) and shall not be counted as interest.
If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the addresses of the parties for receipt of notice hereunder are:
If to the Maker:
Across America Real Estate Corp.
700 17th Street, Suite 1200
Denver, Colorado 80202
Attention: Chief Executive Officer
Telephone: (303) 893-1003
Facsimile: (303) 893-1005
With a copy to:
David Wagner & Associates, P.C.
8400 East Prentice Ave.
Penthouse Suite
Greenwood Village, Colorado 80111
Attention: David J. Wagner, Esq.
Telephone: (303) 793-0304
Facsimile: (303) 409-7650
If to the Holder:
GDBA Investments, LLLP
1440 Blake Street, Suite 310
Denver, CO 80202
Facsimile: (720) 932-9397
Attention: Chief Executive Officer
With a copy to
Davis & Ceriani P.C.
Suite 400, Market Center
1350 Seventeenth Street
Denver, CO 80202
Facsimile: (303) 534-4618
Attention: Patrick J. Kanouff, Esq.

This Note and any provision hereof may only be amended by an instrument in writing signed by the Maker and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
This Note shall be binding upon the Maker and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.
Each provision of this note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof to any other Holder or participant.
MAKER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING IN CONNECTION WITH THIS NOTE, OR IN ANY WAY RELATED TO THE NEGOTIATION, ADMINISTRATION, MODIFICATION, EXTENSION OR COLLECTION OF THE INDEBTEDNESS EVIDENCED HEREBY. MAKER STATES THAT IT HAS CONFERRED SPECIFICALLY WITH HOLDER WITH RESPECT TO THIS WAIVER, AND MAKER HAS AGREED TO THIS WAIVER AFTER CONSULTATION WITH ITS COUNSEL AND WITH FULL UNDERSTANDING OF THE IMPLICATIONS HEREOF.
Regardless of the place of its execution, this note shall be construed and enforced in accordance with the laws of the State of Colorado. The parties hereto hereby submit to the exclusive jurisdiction of federal or state courts located in Denver, Colorado with respect to any dispute arising under this Note. Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Both parties further agree that service of process upon a party mailed to the notice address set forth in this Note by registered first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.
IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by its duly authorized officer this 30th day of March, 2007.

ACROSS AMERICA REAL ESTATE CORP.
By:	/s/
	Name:	Ann L. Schmitt
	Title:	Chief Executive Officer